Exhibit 10.47

TRANSFER AGREEMENT

This Transfer Agreement (“Agreement”) is dated as of November 7, 2003 and effective as of August 21, 2003, by and among LECG Corporation, a Delaware corporation (“LECG Corp.”), Thoma Cressey Fund VII, L.P., a Delaware limited partnership, Thoma Cressey Friends Fund VII, L.P., a Delaware limited partnership (Thoma Cressey Fund VII, L.P. and Thoma Cressey Friends Fund VII, L.P. collectively, “TCEP”), and TCEP/LECG Funding Corporation, a Delaware corporation (“Funding”).

RECITALS

A.            TCEP owns all of the outstanding common shares of Funding (the “Funding Shares”).

B.            Funding owns 8,059,999 common units (the “Common Units”) of LECG Holding Company, LLC, a California limited liability company (“Holding”), and 18,097.767 Class A preferred units (the “Preferred Units”) of Holding.  (The number of Preferred Units held by Funding is subject to adjustment based on the provisions of the LLC Agreement (as defined below).)  The Common Units and the Preferred Units are collectively referred to herein as the “Units.”

C.            Holding owns all of the issued and outstanding equity interests of LECG, LLC, a California limited liability company (“LECG”).

D.            Funding is a party to Holding’s Limited Liability Company Agreement dated as of September 29, 2000, as amended (the “LLC Agreement”).  Section 15.7 of the LLC Agreement provides that the Board of Directors of Holding (the “Board”) may cause the incorporation of Holding in order to facilitate a public offering of securities of Holding, including the transfer by the holders of the Units to one or more corporations in exchange for shares of such corporation(s), provided that all of the holders within each class of Units are treated equally (the “Unit Conversion”).  Section 15.7 of the LLC Agreement further provides that in connection with any such incorporation, each holder of Units may enter into an arrangement to accomplish the Unit Conversion in a manner that is the most tax efficient for such holder (an “Alternative Arrangement”).

E.             In accordance with Section 15.7 of the LLC Agreement, the Board has authorized the incorporation of LECG Corp. in preparation for an initial public offering (“IPO”), and has also authorized a Unit Conversion and an Alternative Arrangement for Funding’s participation in the Unit Conversion.

F.             Also in accordance with Section 15.7 of the LLC Agreement, Funding has determined that it wishes to enter into an Alternative Arrangement, pursuant to which TCEP will transfer to LECG Corp., and LECG Corp. will acquire from TCEP, all of the Funding Shares upon the terms and conditions and for the consideration set forth below.

G.            This Transfer Agreement is being delivered in connection with the execution of that certain Omnibus Plan of Reorganization (the “Plan”), dated as of the date hereof, between Funding, TCEP, the Corporation, Holding and certain other signatories thereto.

AGREEMENT

1.             Transfer of the Shares

(a)           Subject to the terms and conditions set forth in this Agreement, at the Closing Date (as that term is defined in Section 2) TCEP will transfer to LECG Corp. all of the Funding Shares; and LECG Corp. will (i) issue and deliver to TCEP share certificates for a number of shares of the LECG Stock equal to a percentage determined by the Board of Directors of Holding prior to the Closing Date, of the number of Common Units held by Funding on the Record Date (as defined in the Plan), registered in the names of Thoma Cressey Fund VII, L.P. and Thoma Cressey Friends Fund VII, L.P. in such amounts to be determined by TCEP prior to the Closing Date (collectively, the “Exchange Stock”), (ii) enter into a binding commitment to pay to TCEP the TCEP Redemption Amount (as defined below), (iii) enter into a binding commitment to pay to Funding its allocable portion of the Final Tax Distribution (as defined in the Plan) on or before March 14, 2004, (iv) enter into a binding commitment to pay to TCEP an amount equal to Funding’s allocable portion of the Retained Earnings Payout (as defined in the Plan) (with that portion of the Retained Earnings Payout for prior periods ending on or before December 31, 2002 being paid as soon as possible following, but in any event within five (5) days of the consummation of the IPO, and the Retained Earnings Payout for 2003 being paid on or before March 14, 2004, and (v) enter into a binding contingent commitment to pay to TCEP an amount equal to the Remaining Funding Tax Reserve, if any, on September 30, 2004 or such other date as the parties may agree in writing.  The certificates representing the shares of Exchange Stock shall be delivered within one (1) day following the Closing to the person or persons designated by TCEP in advance of such Closing.

(b)           As soon as reasonably possible, but in no event more than five (5) days after the receipt by LECG Corp. of the proceeds of the IPO (the “Payment Date”), LECG Corp. will pay to TCEP by wire transfer of immediately available funds to the accounts and in such proportions as are set forth on Exhibit B hereto, an amount equal to the sum of (i) the “Liquidation Value,” as that term is defined in the LLC Agreement, of the Preferred Units as of the date of the consummation of the IPO, based on the number of Preferred Units outstanding on the Closing Date (the “TCEP Redemption Amount”) and (ii) Funding’s allocable portion of the Retained Earnings Payout.

(c)           On the Payment Date, LECG Corp. will pay to Funding by wire transfer of immediately available funds to the Funding Account (as defined below) an amount equal to Funding’s allocable portion of the Final Tax Distribution.

2.             The Closing

                The closing (the “Closing”) will take place at the offices of Folger Levin & Kahn LLP, 1900 Avenue of the Stars, 28th Floor, Los Angeles, California 90067, immediately following the time that the Registration Statement for the IPO is declared effective by the Securities and

Exchange Commission (“SEC”), or on such other date and at such other place as may be mutually agreed by the parties.  The date and hour of Closing is sometimes referred to in this Agreement as the “Closing Date.”  On or before the Closing Date, the parties will mutually determine an allocation among the parties of the costs and expenses incurred in connection with the performance of, and compliance with, all obligations contained in this Agreement to be performed or complied with by TCEP.

3.             Closing Deliverables:  TCEP and Funding

(a)           At the Closing, TCEP will deliver or cause to be delivered to LECG Corp. a certificate or certificates evidencing the Funding Shares, which certificate(s) must be properly endorsed for transfer or accompanied by duly executed stock powers, in either case executed in favor of LECG Corp.

(b)           At the Closing, TCEP and Funding will each deliver to LECG Corp. a Compliance Certificate signed by a duly authorized representative of the respective party, dated as of the Closing Date, certifying as to the continuing accuracy of the representations and warranties contained in this Agreement on the part of TCEP and Funding and the fulfillment as of the Closing Date of their respective obligations hereunder.

(c)           At the Closing, counsel for TCEP shall provide a legal opinion to LECG Corp. in form and substance as shall be reasonably agreed upon by TCEP and LECG Corp.

4.             Closing Deliverables:  LECG Corp.

(a)           At the Closing, and upon receipt of the Funding Shares, LECG Corp. will deliver certificates to TCEP evidencing the Exchange Stock.

(b)           At the Closing, LECG Corp. will deliver to TCEP a Compliance Certificate signed by an officer of LECG Corp., dated as of the Closing Date, certifying as to the continuing accuracy of the representations and warranties contained in this Agreement on the part of LECG Corp. and fulfillment as of the Closing Date of its obligations contained in this Agreement.

(c)           At the Closing, counsel for LECG Corp. will provide to TCEP an opinion of counsel dated as of the Closing Date, to the effect that (i) LECG Corp. has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware; (ii) the execution, delivery, and performance of this Agreement by LECG Corp. have been duly authorized by all requisite corporate action on its part; (iii) LECG Corp. has 200,000,000 authorized shares of Common Stock, $0.001 par value, none of which are outstanding; (iv) the Exchange Stock has been duly and validly authorized and issued and is fully paid and nonassessable; and (v) the execution, delivery and performance of this Agreement by LECG Corp. do not violate or conflict with any contractual restriction affecting LECG Corp. or its assets.

(d)           At the Closing, LECG Corp. shall issue a receipt to TCEP for the amount of funds in the Funding Account as of the time of the TCEP Transfer.

5.             Condition of the Parties’ Obligations

                The obligations of each of the parties under this Agreement to proceed with the Closing are subject only to the conditions that on or before the Closing Date (i) the Registration Statement on Form S-1 for the IPO has been declared effective by the SEC, and (ii) that the governing boards of LECG Corp. and Holding have approved proceeding with the IPO in accordance with their respective governing documents.  Notwithstanding the foregoing, if the Registration Statement has not been declared effective by the SEC on or before December 31, 2003, this Agreement will automatically terminate and be of no further force or effect.

6.             Representations and Warranties of TCEP and Funding

TCEP and Funding jointly and severally represent and warrant to, and agree with LECG Corp. that, except as set forth in Schedule 1 attached hereto and incorporated herein by this reference:

(a)           Funding is and will be at the Closing Date an entity duly organized and validly existing under the laws of the State of Delaware; is and will be at the Closing Date in good standing under the laws of the State of Delaware and of any other state or jurisdiction where the failure to be so qualified would have a material adverse effect on TCEP or Funding; has and will have at the Closing Date the requisite organizational power and authority to own its properties and carry on its business as conducted immediately prior to the Closing Date; and has and will have at the Closing Date obtained all licenses, permits or other authorizations, and taken all actions, required by applicable law or governmental regulations in connection with its business as conducted immediately prior to the Closing Date.

(b)           Funding’s authorized capital stock consists solely of 1000 shares of common stock, of which 100 shares and no more are currently issued and outstanding.

(c)           Other than in relation to Holding, Funding does not own, directly or indirectly, a majority or controlling interest in any corporation, business trust, joint stock company, or other business organization or association.  There are no outstanding rights, warrants, options, subscriptions, agreements, or commitments giving anyone any right to require Funding to issue, sell or transfer any capital stock or other equity securities.  Funding is not a general partner of any partnership or a party to any joint venture.

(d)           With the exception of the ownership of the Units and cash, Funding has not conducted any other business activities and, other than those related to the ownership of the Units and cash, does not own any intangible, personal or real property assets of any kind or nature.  Funding holds the Units free and clear of all liens, encumbrances, charges, or assessments of any kind or character.

(e)           Except as set forth in Schedule 1 and except as to Taxes, Funding has no liabilities of any kind, whether accrued, absolute, contingent or otherwise.

(f)

(i)            For purposes of this Agreement, “Tax” or “Taxes” means (1) any federal, state, local or foreign taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts imposed by any governmental authority, whether disputed or not, (2) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of Funding for payment of such amounts was determined or taken into account with reference to the liability of any other entity, and (3) any liability of Funding for the payment of any amounts as a result of being a party to any Tax sharing agreements or other contractual arrangements (whether or not written) binding on Funding or with respect to the payment of any amounts of the foregoing types as a result of any obligation to indemnify any other person or entity.

(ii)           Except as otherwise set forth on Schedule 1, Funding has timely filed or will file all Tax returns, declarations, reports, estimates, statements and other documents (collectively, the “Tax Returns”) that are due on or before the Closing Date in respect of any Taxes, all of which are true, correct and complete in all material respects, provided, however, that TCEP and Funding make no representations and give no warranty regarding the accuracy or completeness of information on Funding’s Tax Returns that was provided by or on behalf of Holding or to the extent that it was based on information provided by or on behalf of Funding.

(iii)          Except as otherwise set forth on Schedule 1, Funding has timely paid all material Taxes, whether or not shown to be due and payable on such Tax Returns that are due on or before the Closing Date; provided, however, that TCEP and Funding make no representations and give no warranty regarding Taxes to the  extent that any miscalculation of such Taxes results or resulted from inaccurate or incomplete information on Funding’s Tax Returns that was provided by or on behalf of Holding.

(iv)          Funding has delivered to LECG Corp. copies of all Tax Returns filed since the creation of Funding.

(v)           Except as otherwise set forth in Schedule 1, no deficiency for any Taxes for any period has been proposed or asserted by any Taxing authority that has not been resolved and paid in full at the date of this Agreement.  Except as otherwise set forth in Schedule 1, there are no pending audits or other administrative proceedings or court proceedings with regard to any Taxes or Tax Returns of Funding.

(vi)          Funding is not a party to any Tax allocation or sharing agreement.

(vii)         Funding has not been a member of an affiliated group filing a consolidated Tax Return.

(g)           The officers and directors of Funding are the individuals listed in Schedule 2 to this Agreement, each of whom will resign on or before the Closing Date.  None of such officers and directors are entitled to any compensation for their services on behalf of Funding.  Funding does not have, and has never had, any employees.

(h)           Schedule 1 shows: (i) the name of each bank, trust company or savings institution in which Funding has an account or safe deposit box and the names and identification of all persons authorized to draw on or to have access to any such account or safety deposit box; and (ii) the names of all persons, if any, holding powers of attorney from Funding and a summary statement of the terms of each.

(i)            No representation or warranty by TCEP or Funding in this Section 6 or in any other section of this Agreement, or in any certificate or other document furnished or to be furnished by TCEP or Funding (on or before the Closing Date) pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements that are made not misleading or necessary in order to provide LECG Corp. with complete and accurate information as to Funding.

(j)            The Funding Shares are owned by TCEP free and clear of all liens, encumbrances, charges and assessments, and such shares are subject to no restrictions with respect to transferability to LECG Corp. in accordance with the terms of this Agreement.

(k)           Upon transfer of the Funding Shares to LECG Corp. by TCEP, LECG Corp. will, as a result, receive good and marketable title, free and clear of all liens, encumbrances, claims, charges, assessments, and restrictions, to all of the Funding Shares.

(l)            Neither Funding nor TCEP has violated any law or any governmental regulation or requirement which violation would reasonably be expected to have a material adverse effect upon the financial condition, assets, or operations of Funding, and neither TCEP nor Funding has received notice of any such violation.

7.             Additional Representations and Warranties of TCEP

(a)           TCEP understands that LECG Corp., in issuing the LECG Stock to TCEP pursuant to this Agreement, is relying upon the exemption contained in Section 4(2) of the Securities Act of 1933, as amended (the “Act”).  TCEP acknowledges, represents, warrants, and agrees that the Exchange Stock has not been registered under the Act and will be acquired by TCEP with the intent and purpose of retaining the same for investment and not for the purpose of or with the view to distributing the Exchange Stock or any portion thereof to others by sale or otherwise.

(b)           TCEP further agrees that the stock certificate(s) issued by LECG Corp. pursuant to this Agreement will (and any certificate issued upon transfer thereof may) be stamped or otherwise imprinted with reasonably customary legends TCEP further confirms its understanding that future sales or transfers of shares of the Exchange Stock are restricted pursuant to the terms of the Underwriting Agreement and the certain Lock-Up Agreements executed by Thoma Cressey Fund VII, L.P. and Thoma Cressey Friends Fund VII, L.P., respectively, on or about August 22, 2003 and may be restricted as a result of their unregistered status, and that these shares must be held indefinitely unless subsequently registered under the Act, or an exemption from registration under the Act is available.

8.             Representations, Warranties and Agreements of LECG Corp.

(a)           LECG Corp. is and will be at the Closing Date an entity duly organized and validly existing under the laws of the State of Delaware; is and will be at the Closing Date in good standing under the laws of the State of Delaware and of any other state or jurisdiction where the failure to be so qualified would have a material adverse effect on LECG Corp.; has and will have at the Closing Date the requisite organizational power and authority to own its properties and carry on its business as conducted immediately prior to the Closing Date; and has and will have at the Closing Date obtained all licenses, permits or other authorizations, and taken all actions, required by applicable law or governmental regulations in connection with its business as conducted immediately prior to the Closing Date.

(b)           LECG Corp. has an authorized capital stock consisting solely of 200,000,000 shares of common stock, $0.001 par value, and no shares are currently outstanding.

(c)           The execution, delivery and performance of this Agreement by LECG Corp. have been duly authorized by all requisite corporate action.

(d)           The Exchange Stock is validly authorized and will be, when issued in accordance with this Agreement, validly issued, fully paid, and nonassessable shares of Common Stock of LECG Corp.

9.             Conduct of Business Pending Closing

From and after the date of this Agreement, and prior to the Closing Date, the business of Funding must be conducted in the ordinary course of business, and none of the assets or properties of Funding, except for cash, may be sold or disposed of.

10.           Indemnification by TCEP

TCEP agrees to defend, indemnify and hold LECG Corp. and Funding harmless from and against, and will reimburse LECG Corp. (or Funding if LECG Corp. so requests) on demand for, any loss, damages, claim or expense (including attorneys’ fees and costs of investigation) incurred by LECG Corp. at any time after the Closing Date, with respect to:

(a)           Any and all liabilities of Funding of any nature other than liability for Taxes, subject to indemnity under Section 10(d) hereof, whether accrued, absolute, contingent, or otherwise arising on or before the Closing Date.

(b)           Any and all liabilities of or claims against Funding (other than liabilities and claims relating to Taxes, subject to indemnity under Section 10(d) hereof) arising out of the conduct of the business of Funding prior to the Closing Date.

(c)           Any and all damage or deficiency resulting from any misrepresentation, breach of warranty, or nonfulfillment of any obligation on the part of TCEP under this Agreement, or from any misrepresentation in, or omission from, any certificate or other instrument furnished or to be furnished to LECG Corp. pursuant to this Agreement.

(d)           Subject to the provisions of Sections 11(b) and 11(c), any Tax liability of Funding allocable to any tax period or portion of a tax period ending on or before the Closing Date (a “Pre-Closing Tax Liability”).  In the case of any Tax measured by income, revenues or receipts (an “Income Tax”) for a taxable period that begins before and ends after the Closing Date (a “Straddle Period”), the portion of the Income Tax allocable to the portion of the Straddle Period ending on the Closing Date will be determined based on a closing of the books as of the end of the Closing Date with respect to Funding, Holding and any entity owned or controlled directly or indirectly by Holding that is treated as a partnership or a disregarded entity for federal income tax purposes.  Any Tax liability of Funding that is not the responsibility of TCEP pursuant to the preceding provisions of this Section 10(d) will be the responsibility of LECG Corp.

11.           Tax Covenants.

(a)           LECG Corp. will be responsible for preparing and filing, at its own expense, all Tax Returns of Funding due after the Closing Date and will be responsible for paying all Taxes due after the Closing Date, subject only to the obligations of TCEP under Section 10(d) of this Agreement.  The Tax Return for any period that ends prior to the Closing Date or any Straddle Period will be prepared in a manner consistent with past practice, and LECG Corp. will provide TCEP with a copy of any such Tax Return as soon as practicable following its preparation, but in any event no less than 30 calendar days prior to the date on which such Tax Return is to be filed.  TCEP will notify LECG Corp. of any proposed revisions to such Tax Return within 15 calendar days after receipt of such Tax Return from LECG Corp.  TCEP and LECG Corp. agree to attempt to resolve in good faith any dispute concerning the reporting of any item on such Tax Return (a “Disputed Item”) in a timely fashion before the filing date.  In the event that TCEP and LECG Corp. have not successfully resolved any Disputed Item before the filing date, TCEP and LECG Corp. agree that Funding will file the Tax Return no later than the filing date and that TCEP and LECG Corp. will continue to work in good faith following the filing date to resolve the Disputed Item and, if necessary, to cooperate in LECG Corp.’s preparation and filing of an amended Tax Return upon the resolution of the Disputed Item.  LECG Corp. will not cause or permit Funding to file an amended Tax Return for any period or portion of a period for which TCEP bears responsibility for Taxes under Section 10(d) of this Agreement without the written consent of TCEP, which consent will not be denied unreasonably.

(b)           TCEP will control the conduct of any tax audits, controversies, proceedings or negotiations relating to Tax Returns or Taxes of Funding for all periods ending on or before the Closing Date and all Straddle Periods, and such control will include, without limitation, the discretion to select professionals to assist and represent Funding in those audits, controversies, proceedings and negotiations and the discretion whether or on what terms to settle such audits, controversies, proceedings or negotiations.  LECG Corp. will cooperate fully with TCEP in preparing for and conducting any such audits, controversies, proceedings or negotiations and in effecting any settlement or other resolution of such audits, controversies, proceedings and negotiations.

(i)            To the extent that TCEP would be responsible for the payment of any Pre-Closing Tax Liability pursuant to Section 10(d) prior to taking into account the provisions of this Section 11(b)(i), such Pre-Closing Tax Liability will first be satisfied by Funding out of the available funds in that certain account set forth on Exhibit A hereto (the “Funding Account”), and TCEP shall not be responsible to pay said Pre-Closing Tax Liability to the extent that it has been so satisfied.  Funding, LECG Corp., and TCEP agree that the portion of the Final Tax Distribution allocable to Funding will be paid by LECG Corp. directly into the Funding Account (the “Funding Final Tax Distribution”).  The Funding Final Tax Distribution, together with any funds in the Funding Account on the Closing Date, will be collectively referred to herein as the “Funding Tax Reserve.”

(ii)           LECG Corp., Funding and TCEP each agree to inform the other parties hereto within five (5) business days after receiving any notice from a Taxing authority that may give rise to a Pre-Closing Tax Liability.  Funding and LECG Corp. agree that the monies in the Funding Account and any earnings thereon and any amounts received by TCEP to satisfy any portion of a Prior Period Tax Obligation will be disbursed by Funding and LECG Corp. only upon, and in accordance with, the written instruction of TCEP and solely for the purpose of satisfying a Prior Period Tax Obligation and not at any other time or for any other purpose whatsoever.  Such instruction will not be unreasonably withheld or delayed.  Funding and LECG Corp. agree that except as set forth in this Section 11(b) they shall not subject the Funding Prior Period Tax Reserve, the Funding Account or any portion thereof , to any encumbrance or claim of any type or nature whatsoever.  Funding and LECG Corp. shall not transfer the Funding Account to any other person without the prior written consent of TCEP.

(iii)          Within 15 days following the end of each month, from the Closing Date until the Funding Account is closed, in accordance with the provisions of this Section 11(b), LECG Corp. and Funding will provide TCEP with a copy of any statement of account or other notice, statement or correspondence of any kind relating to the Funding Account.  Notwithstanding the foregoing, LECG Corp. shall make reasonable efforts to cause the bank where the Funding Account is held to provide copies of all account statements and notices to TCEP at the same time as such statements and notices are provided to LECG Corp.  Upon the written request of TCEP, LECG Corp. and Funding will make available all books and records relating to the Funding Account for examination and copying by TCEP and its representatives, at TCEP’s sole expense, and will provide TCEP with reasonable access to all Funding and LECG Corp. personnel who have access to, or information regarding, the Funding Account.  On the Closing Date, LECG Corp. will issue a receipt to TCEP for the funds in the Funding Account.  Within two (2) business days after the payment of the Final Tax Distribution, LECG Corp. will provide evidence reasonably satisfactory to TCEP that the portion of the Final Tax Distribution allocable to Funding has been deposited in the Funding Account.

(iv)          Any amounts remaining in the Funding Account as of September 30, 2004, or as of some other date as the parties agree in writing, will be known as the “Remaining Funding Tax Reserve.”

(c)            LECG Corp. and Funding will retain for a period of not less than four (4) years and make available to TCEP and, at TCEP’s request, to any taxing authority all information, records and documents in the possession of LECG Corp. reasonably requested relating to Tax Returns or Taxes of Funding for which TCEP is responsible.

                                (d)           In the event that LECG Corp. or Funding receives a refund of any Taxes or other amounts paid by or on behalf of Funding for any period or portion of a period ending on or before the Closing Date, LECG Corp. or Funding, as appropriate, will promptly pay such refund to TCEP.

12.           Indemnification by LECG Corp.

LECG Corp. agrees to defend, indemnify and hold TCEP harmless from and against, and will reimburse TCEP on demand for, any loss, damages, claim or expense (including attorneys’ fees and costs of investigation) incurred by TCEP at any time after the Closing Date, with respect to:

(a)           Any and all liabilities of Funding of any nature, whether accrued, absolute, contingent, or otherwise arising after the Closing Date.

(b)           Any and all damage or deficiency resulting from any misrepresentation, breach of warranty, or nonfulfillment of any obligation on the part of LECG Corp. or Funding under this Agreement, including, without limitation, disbursements from the Funding Account not in accordance with the terms of this Agreement, or from any misrepresentation in, or omission from, any certificate, statement, or other instrument furnished or to be furnished to TCEP pursuant to this Agreement.

13.           Additional LECG Corp. Covenants

(a)           Within 30 days after the Closing Date, LECG Corp. will cause Funding to change its name to “LECG Funding Corporation.”

(b)           LECG Corp. shall maintain Funding as a wholly-owned subsidiary and shall cause Funding to maintain LECG as a wholly-owned subsidiary, for an indefinite period, provided however that for a period of at least one (1) year following the consummation of the TCEP Exchange, the Corporation shall cause Funding to maintain assets of a fair market value not less than the fair market value of the assets held by Funding on the date of the TCEP Exchange.

14.           Notices

Any notices under this Agreement will be deemed sufficiently given by one party to another if in writing and if and when delivered personally, sent by facsimile transmission or sent by reputable express courier service (charges prepaid) addressed as follows:

If to LECG Corp. or to Funding Subsequent to the Closing Date:

                                LECG Corporation

                                2000 Powell Street, Suite 600

                                Emeryville, California 94608

                                Attention:  Chief Financial Officer

                                Fax:         (510) 653-9898

With a copy to:    LECG, LLC

                                33 West Monroe Street, Suite 1850

                                Chicago, IL 60603

                                Attention:  Marvin A. Tenenbaum, Esq.

                                Fax:         (312) 267-8220

If to TCEP or to Funding Prior to the Closing Date:

                                Thoma Cressey Fund VII, L.P.

                                Thoma Cressey Friends Fund VII, L.P.

                                Suite 2930

                                1 Embarcadero Center

                                San Francisco, CA 94111

                                Attention:  William Liebeck

                                Fax:  (415) 392-6480

With a copy to:    Hogan & Hartson, L.L.P.

                                555 13th Street, N.W.

                                Washington, DC  20004-1109

                                Attention:  James A. Hutchinson, Esq.

                                Fax:  (202) 637-5910

15.           Miscellaneous

(a)           This Agreement will be binding upon and will inure to the benefit of each of the parties and their respective successors and assigns.

(b)           This Agreement constitutes the entire agreement among the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements and understandings of the parties in connection with that subject matter.

(c)           This Agreement will be governed by and construed in accordance with the laws of the State of California.

(d)           Notwithstanding any investigations by or on behalf of LECG Corp. at any time, all of the terms, conditions, warranties and representations contained in this Agreement will survive delivery by LECG Corp. of the consideration to be given by it under this Agreement and delivery by TCEP of the consideration to be given by it under the Agreement, will survive the Closing Date and for one year after the Closing Date, except for (i) the representations and warranties set forth in Sections 6(a) and 6(b), each of which will survive indefinitely and (ii) the representations and warranties set forth in Section 6(f) regarding Taxes, which will survive the Closing Date and for four (4) years after the Closing Date.

(e)           This Agreement may be executed in any number of counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument.

(f)            Each part of this Agreement is intended to be severable.  If any one or more of the covenants, agreements, provisions or terms of this Agreement shall for any reason whatsoever be held invalid, unenforceable or inapplicable to any party or circumstance, the invalidity, unenforceability or inapplicability to any party or circumstance of any such covenant, agreement, provision or term of this Agreement will in no way affect the validity or enforceability of the other provisions of this Agreement or the applicability of such covenant, agreement, provision or term to other parties or circumstances.

(g)           Each party’s obligation under this Agreement is unique.  If any party should breach its covenants under this Agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the nonbreaching party or parties, in addition to any other available rights or remedies, may sue in equity for specific performance, and each party expressly waives the defense that a remedy in damages will be adequate.

(h)           Each party to this Agreement, upon the request of the other, agrees to perform any further acts and execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

[Signatures follow on a separate page]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers or partners, all as of the date first written above.

LECG Corporation,

a Delaware corporation

By:  ______________________________

        David J. Teece

Its:   Chairman

Thoma Cressey Fund VII, L.P.,

a Delaware limited partnership

By:  TC Partners VII, L.P.,

        Its General Partner

                By:  Thoma Cressey Equity Partners, Inc.

                        Its General Partner

                                By:  ______________________________

                                        William W. Liebeck

                                        Authorized Signatory

Thoma Cressey Friends Fund VII, L.P.,

a Delaware limited partnership

By:  TC Partners VII, L.P.,

        Its General Partner

                By:  Thoma Cressey Equity Partners, Inc.

                        Its General Partner

                                By:  ______________________________

                                        William W. Liebeck

                                         Authorized Signatory

TCEP/LECG Funding Corporation,

a Delaware corporation

By:  _______________________________

        William W. Liebeck

Its:    President